As filed with the Securities and Exchange Commission on June 13, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Equity Office Properties Trust
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation or organization)

34-4151656
(I.R.S. employer identification no.)

Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606
(Address of principal executive offices) (Zip code)

2003 Share Option and Share Incentive Plan
(Full title of the plan)

Stanley M. Stevens, Esq.
Executive Vice President, Chief Legal Counsel and Secretary
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606
(Name and address of agent for service)

(312) 466-3300
(Telephone number, including area code, of agent for service)

Copy to:

J. Warren Gorrell, Jr., Esq.
George P. Barsness, Esq.
Hogan & Hartson L.L.P.
Columbia Square
555 Thirteenth Street, N.W.
Washington, D.C. 20004
(202) 637-5600

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered	share (1)	price	registration fee

Common Shares of Beneficial Interest, $.01 par value	20,000,000	$27.02	$540,400,000	$43,718.36

(1)	Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), as of June 9, 2003 solely for the purpose of calculation the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     Equity Office Properties Trust (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 31, 2003;

(b)	the Registrant’s Forms 8-K, filed on January 10, 2003 and January 15, 2003;

(c)	the Registrant’s Form 10-Q for the quarter ended March 31, 2003, filed on May 15, 2003;

(d)	the description of the Registrant’s common shares of beneficial interest, $.01 par value per share (“Common Shares”), contained in the Registrant’s Form 8-A/A filed on July 5, 2001, including any amendment or report filed for the purpose of updating such description; and

(e)	all documents filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, which documents will be deemed to be incorporated into this Registration Statement and a part of this Registration Statement from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable (the Common Shares are registered under Section 12 of the Exchange Act).

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Maryland REIT Law permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees and officers to the REIT and its shareholders for money damages, except with respect to liability resulting from (1) an actual receipt of an improper benefit or profit in money, property or services, to the extent of the amount of the benefit or profit in money, property or services actually received or (2) a judgment or other final adjudication adverse to the trustee or officer entered in a proceeding based on a finding that the trustee’s or officer’s action or failure to act was material to the cause of action adjudicated in the proceeding and was the result of active and deliberate dishonesty. The Registrant’s declaration of trust contains such a provision.

     The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees and officers to the same extent as permitted for directors and officers of a Maryland corporation under the Maryland General Corporation Law. In the case of directors and officers of a Maryland corporation, the Maryland General Corporation Law permits a Maryland corporation to indemnify present and former directors and officers (including any such person who, while serving in that capacity, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of a foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan) against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of such service, unless it is established that either: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and either (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     Under the Maryland General Corporation Law, a Maryland corporation may not, however, indemnify a director or advance expenses for a proceeding brought by the director against the corporation, except (1) for a proceeding to enforce indemnification under the Maryland General Corporation Law or (2) if the charter or bylaws of the corporation, a resolution of the board of directors of the corporation or an agreement approved by the board of directors of the corporation to which the corporation is a party expressly so provide. Also, in the case of a proceeding by or in the right of the corporation, the corporation may not indemnify in the case of a judgment of liability on the basis that a personal benefit was improperly received. In either situation described in this paragraph, a court may order indemnification only for expenses.

     As a condition to advancing expenses, a Maryland corporation must first receive (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the Maryland corporation if it shall ultimately be determined that the standard of conduct was not met.

     Under the Maryland General Corporation Law, a determination of entitlement to indemnification must by made by (1) the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were fully designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate; (2) special legal counsel selected by the board or a committee of the board by vote, or, if the requisite quorum of the full board cannot be obtained and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or (3) shareholders.

     The Registrant’s declaration of trust provides that the Registrant has the power, to the maximum extent permitted by Maryland law, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (1) any individual who is a present or former trustee or officer of the Registrant or (2) any individual who, while a trustee or officer of the Registrant and at the request of the Registrant, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made a party to the proceeding by reason of his or her status as a present or former trustee or officer of the Registrant. The Registrant’s bylaws provide that, to the maximum extent permitted by Maryland law, the Registrant shall indemnify such persons. In addition, under the Registrant’s bylaws, the Registrant is obligated to, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by such persons under circumstances permitted by Maryland law. Under the Registrant’s declaration of trust and bylaws, the Registrant also may, with the approval of its board of trustees, provide indemnification or payment or reimbursement of expenses to any present or former trustee or officer who served a predecessor of the Registrant.

     The partnership agreement of EOP Operating Limited Partnership (“EOP Partnership”), of which the Registrant is the sole general partner and through which the Registrant conducts substantially all of its business, also provides for indemnification of the Registrant’s trustees and officers to the same extent that indemnification is provided to them in the Registrant’s declaration of trust and bylaws, and limits the liability of trustees and officers to EOP Partnership and its respective partners to the same extent that the Registrant’s declaration of trust limits the liability of trustees and officers of the Registrant to the Registrant and its shareholders.

     In addition, Mr. Dobrowski, a trustee of the Registrant, is indemnified by General Motors Investment Management Corporation and is covered by an insurance policy maintained by General Motors Corporation, of which General Motors Investment

Management Corporation is a subsidiary, in connection with serving on the Registrant’s board of trustees.

     The Registrant has entered into indemnification agreements with some of its trustees and executive officers to provide them with indemnification to the full extent permitted by Maryland law and the declaration of trust and bylaws of the Registrant.

     The Registrant has obtained an insurance policy to provide liability coverage for its trustees and officers.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

5.1	Opinion of Hogan & Hartson L.L.P. regarding the legality of the shares being registered

23.1	Consent of Ernst & Young LLP

23.2	Consent of Hogan & Hartson L.L.P. (See Exhibit 5.1)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or arrangements whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 13th day of June, 2003.

EQUITY OFFICE PROPERTIES TRUST

By: /s/ Stanley M. Stevens
Stanley M. Stevens Executive Vice President, Chief Legal Counsel and Secretary

POWER OF ATTORNEY

     We, the undersigned trustees and officers of the Registrant, do hereby constitute and appoint Marsha C. Williams and Stanley M. Stevens and each and either of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as trustees and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 13th day of June, 2003.

Signature	Title
/s/ Richard D. Kincaid Richard D. Kincaid	Chief Executive Officer, President and Trustee (principal executive officer)

/s/ Marsha C. Williams Marsha C. Williams	Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ Stephen M. Briggs Stephen M. Briggs	Senior Vice President — Chief Accounting Officer (principal accounting officer)

/s/ Samuel Zell Samuel Zell	Chairman of the Board

/s/ Thomas E. Dobrowski Thomas E. Dobrowski	Trustee

/s/ John A. Foster John A. Foster	Trustee

/s/ William M. Goodyear William M. Goodyear	Trustee

/s/ James D. Harper, Jr. James D. Harper, Jr.	Trustee

/s/ David K. McKown David K. McKown	Trustee

/s/ John S. Moody, Sr. John S. Moody, Sr.	Trustee

/s/ Jerry M. Reinsdorf Jerry M. Reinsdorf	Trustee

/s/ Sheli Z. Rosenberg Sheli Z. Rosenberg	Trustee

/s/ Edwin N. Sidman Edwin N. Sidman	Trustee

/s/ Warren E. Spieker, Jr. Warren E. Spieker, Jr.	Trustee

/s/ Jan H.W.R. van der Vlist Jan H.W.R. van der Vlist	Trustee

/s/ Craig G. Vought Craig G. Vought	Trustee

/s/ William Wilson III William Wilson III	Trustee

EXHIBIT INDEX

Exhibit
Number	Description	Page

5.1	Opinion of Hogan & Hartson L.L.P. regarding the legality of the shares being registered

23.1	Consent of Ernst & Young LLP

23.2	Consent of Hogan & Hartson L.L.P. (See Exhibit 5.1)